As filed with the Securities and Exchange Commission on February 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERIS BANCORP

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1456434 (I.R.S. Employer Identification Number)

310 First St., S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Mr. Edwin W. Hortman, Jr.

Chief Executive Officer

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jody L. Spencer, Esq.

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, NE

Atlanta, Georgia 30303

(404) 522-4700

(404) 525-2224 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, as amended, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	128,572	$46.08	$5,924,597.76	$686.66

(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers a currently indeterminate number of additional shares of the Registrant’s common stock that may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)       Estimated solely for purposes of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sale prices for the Registrant’s common stock as reported by The NASDAQ Global Select Market on February 6, 2017.

PROSPECTUS

128,572 Shares of Common Stock

This prospectus covers the resale by the selling shareholder named in this prospectus of up to 128,572 shares of our common stock, par value $1.00 per share (the “common stock”), issued in a private placement transaction on January 18, 2017. See “Prospectus Summary – Private Placement Transaction.”

The selling shareholder may offer and sell any of the shares covered by this prospectus from time to time through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, or otherwise as described under “Plan of Distribution.” We are not offering any shares of common stock for sale under this prospectus, and we will not receive any proceeds from the sale of any of the shares by the selling shareholders. See “Use of Proceeds.”

The common stock is currently traded on The NASDAQ Global Select Market under the symbol “ABCB.” As of February 6, 2017, the closing sale price of the common stock as reported by The NASDAQ Global Select Market was $46.15 per share.

Investing in our securities involves risks. You should carefully read and consider the risks discussed in “Risk Factors” beginning on page 5 of this prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2017.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You should read this prospectus and the documents incorporated by reference into this prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you to under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. Neither we nor the selling shareholder has authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give you any written information other than this prospectus or any prospectus supplement, or to make representations as to matters not stated in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell these securities, and the selling shareholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the prospectus supplement or the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of common stock.

Unless the context otherwise requires, the term “Ameris” refers to Ameris Bancorp, and the terms “we,” “us,” “our” and “the Company” refer to Ameris Bancorp, together with its wholly owned subsidiary, Ameris Bank.

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PROSPECTUS SUMMARY

This prospectus summary highlights important information about our business and about this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus and any prospectus supplement in their entirety before making an investment decision. In particular, you should read “Risk Factors” and the financial statements and related notes incorporated by reference into this prospectus.

About Ameris

Ameris Bancorp, a Georgia corporation, is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Ameris. As a bank holding company, Ameris performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank.

We are headquartered in Moultrie, Georgia, and provide a full range of banking services to our retail and commercial customers through branches primarily concentrated in select markets in Georgia, Alabama, Northern Florida and South Carolina. These branches serve distinct communities in our business areas with autonomy but do so as one bank, leveraging our favorable geographic footprint in an effort to acquire more customers.

We were incorporated on December 18, 1980 as a Georgia corporation. We operate 97 domestic banking offices with no foreign activities. At December 31, 2016, we had approximately $6.9 billion in total assets, $5.37 billion in total loans, $5.58 billion in total deposits and shareholders’ equity of $646.4 million. Deposits with Ameris Bank are insured, up to applicable limits, by the Federal Deposit Insurance Corporation.

Our executive offices are located at 310 First St., S.E., Moultrie, Georgia 31768. Our telephone number is (229) 890-1111 and website is www.amerisbank.com. The information on our website is not a part of this prospectus, and the reference to our website address does not constitute incorporation by reference of any information on that website into this prospectus or any prospectus supplement.

Private Placement Transaction

On January 18, 2017, we completed a private placement transaction whereby we sold to an individual investor, William J. Villari (“Villari”), pursuant to a Stock Purchase Agreement dated as of December 15, 2016, 128,572 shares of our common stock. The shares were sold to Villari in exchange for shares of the voting common stock and non-voting common stock of US Premium Finance Holding Company, a Florida corporation (“USPF”), owned by Villari, representing approximately 4.99% of the issued and outstanding shares of capital stock of USPF.

In connection with the private placement, we entered into a Registration Rights Agreement with Villari, dated as of January 18, 2017 (the “Registration Rights Agreement”), pursuant to which we agreed to file with the SEC by March 6, 2017 the registration statement of which this prospectus forms a part to register the resale or other disposition of the shares of common stock sold in the private placement. Pursuant to the Registration Rights Agreement, we are also required to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon as practicable after filing, and to keep the registration statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”), until the earlier of: (i) the date that all shares covered by the registration statement have been publicly sold; (ii) the date that the shares covered by the registration statement may be sold to the public under Rule 144 under the Securities Act without volume limitations; and (iii) January 18, 2019.

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We will bear all registration expenses specified in the Registration Rights Agreement as well as all other expenses incurred by us in connection with the performance of our obligations under the Registration Rights Agreement. Villari will bear any underwriting discounts and selling commissions, if any, and any related legal expenses incurred by him. We will indemnify Villari against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or Villari will be entitled to contribution. We may be indemnified by Villari against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by him specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Recent Developments

Financial Results for 2016

On January 20, 2017, we announced preliminary, unaudited earnings and operating results for the quarter and twelve months ending December 31, 2016. The Company reported net income of $72.1 million, or $2.08 per share, for the year ended December 31, 2016, compared with $40.8 million, or $1.27 per share, for 2015. For the quarter ending December 31, 2016, reported results include net income of $18.2 million, or $0.52 per diluted share, compared with $14.1 million, or $0.43 per diluted share, for the same period in 2015.

The Company reported adjusted operating net income of $80.0 million, or $2.30 per share, for the year ended December 31, 2016, compared with $53.3 million, or $1.66 per share, for 2015. Adjusted operating net income for the fourth quarter of 2016 increased 43% to $21.9 million, or $0.62 per share, compared with $15.3 million, or $0.47 per share, for the same quarter of 2015. For the year ended December 31, 2016, the Company’s adjusted operating return on average assets improved to 1.30%, compared with 1.11% for 2015. For the fourth quarter of 2016, the Company’s adjusted operating return on average assets improved to 1.33%, compared with 1.12% in the same quarter of 2015.

Following is a summary of the adjustments between reported net income and adjusted operating net income:

	Three Months Ended		Twelve Months Ended
Adjusted Operating Net Income Reconciliation (dollars in thousands)s	December 2016	December 2015	December 2016	December 2015
Net income available to common shareholders	$18,177	$14,148	$72,100	$40,847
Merger and conversion charges	17	1,807	6,376	7,980
Certain credit resolution related expenses	-	-	-	11,241
Certain compliance resolution expenses	5,750	-	5,750	-
Tax effect of management-adjusted charges	(2,018)	(632)	(4,244)	(6,727)
Plus: After tax management-adjusted charges	3,749	1,175	7,882	12,494
Adjusted Operating Net income	$21,926	$15,323	$79,982	$53,341
Reported Return on average assets	1.10%	1.03%	1.17%	0.85%
Adjusted Operating Return on average assets	1.33%	1.12%	1.30%	1.11%

Highlights of the Company’s results for 2016 include the following:

•	Adjusted operating return on average assets of 1.30%, compared with 1.11% in 2015

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•	Adjusted operating return on average tangible common equity of 16.71%, compared with 13.66% in 2015

•	Improvement in adjusted operating efficiency ratio to 62.7%, compared with 68.9% for 2015

•	Organic growth in loans of $660.4 million, or 20.8%

•	Total growth in non-interest bearing demand deposits of $243.5 million, or 18.3%, to end the year at 28.2% of total deposits

•	Increase in total revenue of 24.5% to $325.2 million

•	Decline in the growth rate of operating expenses (less one-time oriented charges)

•	Decline in annualized net charge-offs to 0.03% of total loans and 0.11% of non-purchased loans

•	Increase in tangible book value per share of 14.0% to $14.42, compared with $12.65 per share at December 31, 2015

•	Continued improvement in non-performing assets, decreasing to 0.85% of total assets

•	Increase in net income from retail mortgage, warehouse lending and Small Business Administration (“SBA”) lines of business of 35.7% to $20.6 million, compared with $15.2 million in 2015

Increase in Net Interest Income. Net interest income on a tax-equivalent basis increased 25.6% in 2016 to $223.6 million, up from $178.1 million for 2015. Growth in earning assets from internal sources, as well as from acquisition activity, contributed to the increase. Average earning assets increased 29.6% in 2016 to $5.60 billion, compared with $4.32 billion for 2015. Although the Company’s net interest income increased, net interest margin for 2016, including accretion, declined to 3.99%, compared with 4.12% for 2015. The Company’s net interest margin was 3.95% for the fourth quarter of 2016, down from 3.99% reported for the third quarter of 2016 and 3.98% reported for the fourth quarter of 2015.

Accretion income for 2016 increased to $14.1 million, compared with $11.7 million for 2015. Accretion income for the fourth quarter of 2016 decreased slightly to $3.4 million, compared with $3.6 million for the third quarter of 2016, but increased from $2.9 million reported for the fourth quarter of 2015. Excluding the effect of accretion, the Company’s margin for 2016 was 3.74%, compared with 3.85% for 2015. Excluding the effect of accretion, the Company’s margin for the fourth quarter of 2016 was 3.73%, a slight decline compared with 3.75% for the third quarter of 2016 and 3.74% for the fourth quarter of 2015.

Yields on earning assets in 2016 were 4.35%, compared with 4.47% in 2015. This decline relates principally to the short-term investment strategy associated with the Company’s 2015 acquisitions. Yields on the funds invested in purchased mortgage pools were 2.77% during 2016, compared with 3.21% during 2015. Interest income on loans on a tax-equivalent basis increased substantially during 2016 to $218.8 million, compared with $170.0 million for 2015. During the quarter ended December 31, 2016, interest income on loans increased to $58.4 million, compared with $57.3 million for the third quarter of 2016 and $46.9 million for the fourth quarter of 2015.

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Total interest expense for 2016 was $19.7 million, compared with $14.9 million for 2015. Deposit costs were stable for most of 2016, ending the year at 0.24%, compared with 0.23% for 2015. Deposit costs increased slightly in the fourth quarter of 2016 to 0.27%, compared with 0.23% for the third quarter of 2016. Non-interest bearing deposits represented 29.1% of the total average deposits for 2016, compared with 29.2% for 2015.

Non-Interest Income. Non-interest income increased 23.6% in 2016 to $105.8 million, compared with $85.6 million for 2015. Service charges on deposit accounts increased by $8.3 million to $42.7 million during 2016, an increase of 24.0% compared with 2015. Growth in service charge related revenues on commercial and consumer accounts was responsible for most of the increase in service charges, while NSF and debit card revenues were mostly flat.

Retail mortgage revenues increased 36.8% during 2016, from $43.3 million for 2015 to $59.3 million for 2016. Net income for the Company’s retail mortgage division grew 42.3% during 2016 to $13.2 million. Revenues from the Company’s warehouse lending division increased 54.1% during the year, from $5.5 million for 2015 to $8.5 million for 2016, and net income for the division increased 48.3%, from $3.1 million for 2015 to $4.6 million for 2016. Revenues and profitability slowed for both mortgage and warehouse lending in the fourth quarter, which is traditionally a slower time of the year. Net income for the Company’s retail mortgage division was $2.6 million for the fourth quarter of 2016, compared with $3.5 million in the third quarter of 2016 and $2.0 million for the fourth quarter of 2015. Net income for the Company’s wholesale lending division was $1.1 million for the fourth quarter of 2016, compared with $1.5 million for the third quarter of 2015 and $731,000 for the fourth quarter of 2015.

Revenues from the Company’s SBA division continued to increase during 2016, rising from $8.3 million for 2015 to $8.9 million for 2016. Net income for the division remained stable at $2.8 million for both 2016 and 2015.

Non-Interest Expense. Non-interest expense increased $16.7 million, or 8.4%, to $215.8 million for the year ended December 31, 2016, compared with $199.1 million for the year 2015. Total expenses in 2016 include approximately $6.4 million in merger-related charges and $5.75 million in compliance-related charges, while total expenses in 2015 include approximately $8.0 million in merger-related charges. Excluding these amounts, expenses in 2016 increased by only $12.6 million, or 6.6%, compared with 2015 levels.

Salaries and benefits increased $12.8 million during 2016, driven by $2.5 million associated with the Company’s acquisition of The Jacksonville Bank in March 2016 and $8.2 million relating to higher compensation levels in the Company’s mortgage and SBA divisions.

Occupancy costs increased $3.2 million, or 15.1%, during 2016, principally as a result of the increased number of retail branches operated during the year, as well as additional expenses for administrative offices.

Data processing and information technology-related costs increased $4.7 million, or 23.9%, in 2016. Growth in accounts associated with the acquisition of The Jacksonville Bank accounted for a portion of this increase, while the majority of the increase related to much higher online and mobile banking adoption.

Other non-interest expenses, excluding $5.75 million in compliance-related charges in 2016, increased 5.8% to $33.2 million during the year.

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Balance Sheet Trends. Total assets increased $1.30 billion, or 23.3%, during 2016. This growth includes $528.9 million resulting from the acquisition of The Jacksonville Bank in March 2016 and $373.0 million resulting from the acquisition of the loan portfolio of US Premium Finance in December 2016.

Total loans, including loans held for sale, purchased non-covered loan pools and covered loans, were $5.37 billion at the end of 2016, compared with $4.02 billion at the end of 2015. Organic growth in loans totaled $660.4 million, or 20.8%, during 2016, compared with $344.2 million, or 13.5%, in 2015. As the Company had expected, loan growth rates in the fourth quarter of 2016 slowed, declining to 12.1% on an annualized basis, compared with 15.7% on an annualized basis in the same quarter of 2015.

Deposits increased $695.9 million during 2016 to end the year at $5.58 billion. At December 31, 2016, non-interest bearing deposit accounts were $1.57 billion, or 28.2% of total deposits, compared with $1.33 billion, or 27.3% of total deposits, at December 31, 2015. Non-rate sensitive deposits (including NIB, NOW and savings) totaled $3.17 billion at December 31, 2016, compared with $2.71 billion at the end of 2015. These funds represented 56.9% of the Company’s total deposits at the end of 2016, compared with 55.6% at the end of 2015.

Stockholders’ equity at December 31, 2016 totaled $646.4 million, an increase of $131.7 million, or 25.6%, from December 31, 2015. The increase in stockholders’ equity was the result of the Company’s issuance of $72.5 million of common shares in the acquisition of The Jacksonville Bank, plus earnings of $72.1 million during 2016, offset by dividends paid to shareholders of $10.5 million. Tangible book value per share was $14.42 at the end of 2016, up 14.0% from $12.65 at the end of 2015.

RISK FACTORS

Investing in our securities involves risks. You should carefully review the risks and uncertainties described under “Risk Factors” contained in our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. In that event, the market price of our securities could decline and you could lose all or part of your investment. You should carefully consider all of the information set forth in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein before making an investment decision.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions that are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control and could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We assume no obligation to update or revise forward-looking statements.

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In addition to the risks discussed in this prospectus under “Risk Factors,” the following are important factors and risks that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the risks of any acquisitions, mergers or divestitures which we may undertake in the future, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth, expense savings and/or other results from such transactions;

•	the effects of future economic, business and market conditions and changes, including seasonality;

•	legislative and regulatory changes, including changes in banking, securities and tax laws, regulations and policies and their application by our regulators;

•	changes in accounting rules, practices and interpretations;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities and interest-sensitive assets and liabilities;

•	changes in borrower credit risks and payment behaviors;

•	changes in the availability and cost of credit and capital in the financial markets;

•	changes in the prices, values and sales volumes of residential and commercial real estate;

•	the effects of concentrations in our loan portfolio;

•	our ability to resolve nonperforming assets;

•	the failure of assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates and valuations;

•	changes in technology or products that may be more difficult, costly or less effective than anticipated; and

•	the effects of war or other conflicts, acts of terrorism, hurricanes, floods, tornados or other catastrophic events that may affect economic conditions.

Further information on other factors that could affect us is included in the SEC filings incorporated by reference into this prospectus under “Incorporation of Certain Information by Reference,” all of which are accessible on the SEC’s website at www.sec.gov. See also “Risk Factors.”

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Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholder of the shares of common stock registered hereby. The selling shareholder will receive all of the net proceeds from the sales of such shares.

SELLING SHAREHOLDER

The following table identifies the selling shareholder and indicates certain information known to us with respect to: (i) the number of shares of common stock beneficially owned by the selling shareholder prior to the offering; and (ii) the number of shares and percentage of common stock to be beneficially owned by the selling shareholder after completion of the offering.

The table below has been prepared based upon the information furnished to us by the selling shareholder. We do not know when or in what amounts the selling shareholder may sell or otherwise dispose of the shares of common stock covered hereby. As a result, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholder.

We are filing the registration statement of which this prospectus forms a part to fulfill a contractual obligation to the selling shareholder under the Registration Rights Agreement entered into in connection with the private placement. See “Prospectus Summary – Private Placement Transaction.”

Selling Shareholder(1)	Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares Being Offered(2)(3)	Shares of Common Stock Beneficially Owned After the Offering(2)(4)
			Number	Percent
William J. Villari(5)	128,572	128,572	0	*

* Represents less than 1% of the issued and outstanding shares of common stock as of February 6, 2017.

(1)	Includes all affiliates, limited partners, donees, pledgees, transferees and other successors in interest selling shares received from the selling shareholder.

(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which the selling shareholder is deemed to have beneficial ownership of any shares of common stock that he has the right to acquire within 60 days of February 6, 2017. Based on the representations of the selling shareholder, unless otherwise indicated, we believe the selling shareholder possesses sole voting and investment power over all shares of common stock shown as beneficially owned by him.

(3)	Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholder is not obligated to sell any such shares.

(4)	Based upon 35,051,071 shares of common stock outstanding as of February 6, 2017. For the purposes of computing the percentage of outstanding shares of common stock held by the selling shareholder, any shares of common stock that he has the right to acquire within 60 days of February 6, 2017, are deemed to be outstanding.

(5)	Villari has served, since January 3, 2017, as president of the premium finance loan division of Ameris Bank pursuant to a Management and License Agreement dated as of December 15, 2016 among Ameris Bank, Villari and USPF.

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PLAN OF DISTRIBUTION

We are registering the common stock issued to the selling shareholder to permit the resale of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the common stock. We will bear all fees and expenses incident to our obligation to register the common stock.

The selling shareholder may sell all or a portion of the common stock beneficially owned by him and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholder may use any one or more of the following methods when selling the common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

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The selling shareholder also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that the selling shareholder meets the criteria and conforms to the requirements of those provisions.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. If the selling shareholder effects such transactions by selling common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, subject to FINRA Rule 2121.

In connection with sales of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholder may also sell common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholder may deliver the common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholder has been advised that he may not use shares registered on this registration statement to cover short sales of the common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the common stock owned by him and, if the selling shareholder defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholder and any broker-dealer or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

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The selling shareholder has informed us that he is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our notification in writing by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the common stock pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by him. We will indemnify the selling shareholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

The following summary does not describe every aspect of our capital stock and is qualified in its entirety by reference to the relevant sections of our articles of incorporation, as amended, which are filed as an exhibit to the registration statement of which this prospectus forms a part.

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General

As of February 6, 2017, our authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $1.00 per share, 35,051,071 of which were outstanding; and

•	5,000,000 shares of preferred stock, of which 52,000 have been designated as Fixed Rate Cumulative Preferred Stock, Series A, all of which have been repurchased and redeemed pursuant to the terms of such series and have been cancelled and are no longer outstanding.

Common Stock

Voting Rights. Each holder of the common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends. Holders of the common stock are entitled to receive dividends only if, as and when declared by the our board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of any preferred stock then outstanding.

No Preemptive or Conversion Rights. Holders of the common stock do not have preemptive rights to purchase additional shares of any class of capital stock, nor do they have conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of the common stock are fully paid and non-assessable.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of us, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of the preferred stock having preference over the common stock.

Preferred Stock

Our board of directors may, from time to time, issue shares of the authorized, undesignated preferred stock in one or more classes or series without shareholder approval. In connection with any such issuance, our board of directors may by resolution determine the designation, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, of such shares of preferred stock.

Certain Provisions of Our Articles of Incorporation and Bylaws and the GBCC

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with our board of directors. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

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The Georgia Business Corporation Code (the “GBCC”) also provides additional provisions which, if adopted by our board of directors, would further inhibit certain unsolicited acquisition proposals.

Classified Board of Directors. Our bylaws provide that our board of directors shall consist of not less than seven and not more than 15 members. Our bylaws provide for a classified board of directors, divided into three classes, with each class consisting as nearly as possible of one-third of the total number of directors, and with shareholders electing one class each year for a three-year term. Between shareholders’ meetings, only our board of directors is permitted to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Shareholder Action Through Written Consent. Our bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.

Nominations to Board of Directors. Our articles of incorporation and bylaws provide that nominations for the election of directors may be made by our board of directors or any committee appointed by our board of directors or by any shareholder entitled to vote generally in the election of directors. Our bylaws establish an advance notice procedure for shareholder nominations to our board of directors. A shareholder may only make a nomination to our board of directors if he or she complies with the advance notice and other procedural requirements of our bylaws and is entitled to vote on such nomination at the meeting.

Removal of Directors; Board of Directors Vacancies. Our articles of incorporation provide that members of our board of directors may only be removed for cause and then only with a vote of at least a majority of the outstanding shares entitled to vote in the election of directors. Our bylaws further provide that only our board of directors may fill vacant directorships. These provisions would prevent a shareholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such shareholder’s own nominees.

Authorized But Unissued Stock. The authorized but unissued shares of the common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of the common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Georgia “Fair Price” Statute. Sections 14-2-1110 through 14-2-1113 of the GBCC (the “Fair Price Statute”), generally restrict a company from entering into certain Business Combinations (as defined in the GBCC) with an interested shareholder unless:

•	the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or

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•	the transaction is recommended by at least two-thirds (2/3) of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

Georgia “Business Combination” Statute. Sections 14-2-1131 through 14-2-1133 of the GBCC (the “Business Combination Statute”), generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five (5) years after the date on which such shareholder became an interested shareholder unless:

•	the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder;

•	the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated pursuant to GBCC Section 14-2-1132) in which such person became an interested shareholder; or

•	subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14-2-1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14-2-1132).

The GBCC provides that the restrictions set forth in the Fair Price Statute and the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that these provisions of the GBCC are applicable to the corporation (and in certain other situations). We have not elected to be covered by such statutes, but we could do so by action of ours board of directors, without a vote by shareholders except as may be prohibited by law, at any time.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Investor Services.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Rogers & Hardin LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Ameris Bancorp as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, and the effectiveness of Ameris Bancorp’s internal control over financial reporting as of December 31, 2015, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated in this prospectus by reference. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Ameris Bancorp for the year ended December 31, 2013 appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Porter Keadle Moore, LLC, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated in this prospectus by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement. The information incorporated by reference is consider to be part of this prospectus and any applicable prospectus supplement, and information that we file later with the SEC will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

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We incorporate by reference the following documents that we have filed or may file with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, including the portions of our Definitive Proxy Statement on Schedule 14A filed on April 1, 2016, and incorporated into that Form 10-K by reference;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	Our Current Reports on Form 8-K filed on February 16, 2016, February 17, 2016, February 18, 2016, March 14, 2016, March 30, 2016, May 18, 2016, June 7, 2016, August 16, 2016, December 19, 2016 (except Item 7.01 thereof), December 29, 2016, January 23, 2017 and February 8, 2017;

•	Our Current Report on Form 8-K/A filed on February 19, 2016; and

•	The description of the common stock contained under the caption “Description of Capital Stock” found in our Preliminary Prospectus dated as of April 21, 1994, filed as part of our Registration Statement on Form SB-2 (Registration No. 33-77930) with the SEC on April 21, 1994, and any amendments or reports filed for the purpose of updating such description.

All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this filing of the registration statement of which this prospectus forms a part until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated shall be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered filed under the Exchange Act.

You may request a copy of any of the documents that we incorporate by reference into this prospectus, at no cost, by writing or telephoning us at the following address or telephone number:

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

Attn: Corporate Secretary

(229) 890-1111

You may also access the documents incorporated by reference into this prospectus by accessing our Investor Relations section of our website at www.amerisbank.com. The other information and content contained on or linked from our website are not part of this prospectus or any prospectus supplement. Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the common stock in the registration statement. We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports and other information with the SEC. You may read and copy the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains information that registrants, including us, file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC. Our website address is www.amerisbank.com. The other information and content contained on or linked from our website are not part of this prospectus or any prospectus supplement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the registration fee of the SEC.

SEC registration fee	$686.66
Legal fees and expenses	25,000.00
Accounting fees and expenses	10,000.00
Total	$35,686.66

Item 15. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

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Article XI of the articles of incorporation, as amended, of the Registrant provides that, except as may be limited by the GBCC or any successor law, no director shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of his or her duty of care or other duty as a director.

Article VII of the amended and restated bylaws of the Registrant provides that every person (and the heirs and legal representatives of such person) who is or was a director or officer of the Registrant or any other corporation of which he or she served as such at the request of the Registrant and of which the Registrant directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which the Registrant is in any way interested, may be indemnified for any liability and expense resulting from any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative or derivative or otherwise, or in connection with any appeal relating thereto, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as a director or officer or as a member of any committee appointed by the board of directors of the Registrant to act for, in the interest of, or on behalf of the Registrant, whether or not he or she continues to be a director or officer at the time such liability or expense is incurred; provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The termination of any claim, action, suit or proceeding, by judgment, order, compromise, settlement (with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, does not create a presumption that a director or officer did not meet the standards of conduct set forth in the amended and restated bylaws. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Article VII of the bylaws of the Registrant may be advanced by the Registrant prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that he or she is entitled to indemnification under the bylaws.

Notwithstanding the foregoing, Article VII of the Registrant’s bylaws provides that no officer or director who was or is a party to any action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of the Registrant or such other corporation can be indemnified in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless the court in which such action or suit was brought determines that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article VII of the Registrant’s bylaws further provides that every person (and the heirs and legal representatives of such person) referred to above who has been wholly successful, on the merits or otherwise, with the respect to such claim, action, suit or proceeding is entitled to indemnification as of right without any further action or approval by the board of directors of the Registrant, and any indemnification pursuant to the bylaws of the Registrant will be made at the discretion of the Registrant only if: (1) the board of directors, acting by majority vote of a quorum consisting of directors who were not parties to such claim, action, suit or proceeding, present or voting, finds that the director or officer met the standard of conduct set forth in the bylaws; or (2) no such quorum of the board of directors exists, independent legal counsel at the request of either the Registrant or the person seeking indemnification, delivers to the Registrant such counsel’s written opinion that such director or officer met such standards; or (3) the holders of a majority of stock then entitled to vote for the election of directors determines by affirmative vote that such director or officer met such standards.

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The rights of indemnification provided in Article VII of the Registrant’s bylaws are in addition to: (1) any rights to which any director or officer may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise; and (2) the power of the Registrant to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the Registrant would have the power to indemnify against such liability under the amended and restated bylaws or otherwise.

The Registrant’s bylaws further provide that any repeal or modification of the bylaws by the shareholders of the Registrant cannot adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

Item 16. Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17. Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) through (a)(1)(iii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on February 13, 2017.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Name:	Edwin W. Hortman, Jr.
Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Ameris Bancorp hereby severally constitute and appoint Edwin W. Hortman, Jr. and Dennis J. Zember Jr., and each of them singly, our true and lawful attorneys with full power to either of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Ameris Bancorp to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edwin W. Hortman, Jr. Edwin W. Hortman, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2017

/s/ Dennis J. Zember Jr. Dennis J. Zember Jr.	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	February 13, 2017

/s/ William I. Bowen, Jr. William I. Bowen, Jr.	Director	February 13, 2017

/s/ Leo J. Hill Leo J. Hill	Director	February 13, 2017

/s/ Robert P. Lynch Robert P. Lynch	Director	February 13, 2017

/s/ William H. Stern William H. Stern	Director	February 13, 2017

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement dated as of December 15, 2016 by and between Ameris Bancorp and William J. Villari (incorporated by reference to Exhibit 10.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on December 19, 2016)
3.1	Articles of Incorporation of Ameris Bancorp, as amended (incorporated by reference to Exhibit 2.1 to Ameris Bancorp’s Regulation A Offering Statement on Form 1-A filed August 14, 1987)
3.2	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.7 to Ameris Bancorp’s Annual Report on Form 10-K filed with the SEC on March 26, 1999)
3.3	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.9 to Ameris Bancorp’s Annual Report on Form 10-K filed with the SEC on March 31, 2003)
3.4	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on December 1, 2005)
3.5	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on November 21, 2008)
3.6	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on June 1, 2011)
3.7	Amended and Restated Bylaws of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2005)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1 to Ameris Bancorp’s Registration Statement on Form 8-A filed with the SEC on September 2, 1987)
4.2	Registration Rights Agreement dated as of January 18, 2017 by and between Ameris Bancorp and William J. Villari (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on January 23, 2017)
5.1	Opinion of Rogers & Hardin LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Porter Keadle Moore, LLC
23.3	Consent of Rogers & Hardin LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)